EXECUTION COPY

STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT (this “Agreement”), dated as of December 11, 2007 is made between Song Jinan, an individual, with his principal business address located at No. 999 Ningqiao Road, Jinqiao Export Processing Zone, Pudong, Shanghai 201206, People’s Republic of China (the “Pledgor”) and Pope Investments II LLC, a Delaware limited liability company, with its principal executive offices located at 5100 Poplar Avenue, Suite 805, Memphis, Tennessee 38137 (“Pledgee”).

WHEREAS, China-Biotics, Inc, a Delaware company (“Issuer”), and Pledgee have entered into that certain Investment Agreement dated as of even date herewith (as amended, supplemented or modified from time to time, the “Investment Agreement”), and Issuer has issued to Pledgee its 4% Senior Convertible Notes Due 2010 in the aggregate principal amount of Twenty Five Million U.S. Dollars (US$25,000,000) (the “Notes”);

WHEREAS, Pledgor, as an inducement for Pledgee’s entering into the Agreement and purchasing the Notes, offered and agreed to personally guaranty, pursuant to a guaranty dated as of even date herewith (the “Guaranty”), the performance of and full and prompt payment of the Notes in full, with all accrued but unpaid interest and any other payments which may be due thereunder, and to secure his guaranty with a pledge or deposit of Four Million (4,000,000) shares of Common Stock of the Issuer;

WHEREAS, it is a condition precedent to Pledgee’s obligation to consummate the transactions contemplated by the Agreement, including the purchase of the Notes that Pledgor execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, and as an inducement for Pledgee to enter into the Notes, Pledgor, intending to be legally bound hereby, agrees as follows:

AGREEMENT

1.    Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Event of Default” has the meaning given in Section 8 hereof.

“Lien” means, for any person, any security interest, pledge, mortgage, charge, assignment, hypothecation, encumbrance, attachment, garnishment, execution or other voluntary or involuntary lien upon or affecting the revenues of such person or any real or personal property in which such person has or hereafter acquires any interest.

“Pledged Stock” means 4 Million (4,000,000) shares of the Common Stock of the Issuer.

2.    Grant of Security Interest. Pledgor hereby pledges, assigns and grants to Pledgee a security interest in all of his right, title and interest in and to the following personal property, whether now owned or hereafter acquired (collectively, the “Collateral”):

a.    Shares of Stock. The Pledged Stock;

b.    Additional Shares of Stock. Such additional shares of common stock of the Issuer as may be issued from time to time hereafter to Pledgor with respect to such pledged shares, whether by stock split, stock dividend, or otherwise; and

c.    Proceeds and Products. All cash and non-cash proceeds and products of all of the foregoing Collateral.

3.    Transfer of Instruments, Etc. Pledgor agrees to deliver to Pledgee all instruments and stock certificates pertaining to the Collateral now owned upon execution of this Agreement and to deliver to Pledgee promptly upon receipt thereof all instruments and stock certificates pertaining to the Collateral hereafter acquired. Without limiting the foregoing, if Pledgor shall become entitled to receive or shall receive, in connection with any of the Collateral, any: (i) stock certificate, including without limitation any certificate representing a stock dividend or in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off, split-off, split-up or liquidation; (ii) option, warrant, or right, whether as an addition to or in substitution or in exchange for any of its securities, or otherwise; or (iii) dividend (provided that Pledgor shall be entitled to retain any cash dividend declared and paid) or distribution payable in properties; then Pledgor shall accept the same as Pledgee’s agent, in trust for Pledgee, and shall deliver them forthwith to Pledgee in the exact form received, with, as applicable, such Pledgor’s endorsement when necessary, or appropriate stock powers duly executed in blank, to be held by Pledgee, subject to the terms hereof, as part of the Collateral. This Agreement does not grant Pledgee power to control the voting or disposition of the securities prior to the occurrence of an Event of Default.

4.    Obligations Secured. The pledge, assignment and grant of security interest made pursuant to this Agreement secures the full and timely payment and performance of the following indebtedness, liabilities and obligations (collectively, the “Obligations”):

a.    The indebtedness and obligations of the Issuer to Pledgee pursuant to the Notes;

b.    All indebtedness, liabilities and obligations of Pledgor now or hereafter existing under this Agreement and those under the Guaranty; and

c.    All accrued interest on any of the foregoing indebtedness, liabilities and obligations, whether accruing prior to or subsequent to the commencement of a bankruptcy or similar proceeding.

5.    Representations and Warranties Regarding Collateral. Pledgor represents and warrants that:

a.    Pledgor is the legal and beneficial owner of the Pledged Stock;

b.    The Pledged Stock is free and clear of all Liens other than Liens created hereunder in favor of Pledgee; and

c.    No governmental approval or filing or registration is required for the making and performance by Pledgor of this Agreement.

6.    Pledgor’s Voting Rights. So long as no Event of Default has occurred and is continuing, Pledgor shall be entitled to exercise, or permit others to exercise, any voting rights incident to the Collateral. Upon the occurrence and continuation of an Event of Default, at the option of Pledgee and upon notice to Pledgors, Pledgors’ right to exercise, or permit others to exercise, such voting rights shall immediately cease and terminate and all voting rights with respect to the Collateral shall thereupon rest solely and exclusively in Pledgee. The foregoing sentence shall constitute and grant to Pledgee an irrevocable proxy coupled with an interest to vote the Collateral upon the occurrence and continuation of such an Event of Default, and any officer of any corporation whose voting stock constitutes Collateral, including without limitation any inspectors of elections or tellers, may rely hereon and on any written notice from Pledgee as to the existence of an Event of Default and Pledgee’s right to vote such Collateral.

7.    Receipt of Cash Dividends. So long as no Event of Default has occurred and is continuing, each Pledgor shall be entitled to receive and retain for its own account all cash dividends paid by any Company in respect of the Collateral.

8.    Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

a.    An Event of Default as defined in the Notes; or

b.    Pledgor shall have failed to comply with this Agreement or the Guaranty.

9.    Remedies Upon Default. If an Event of Default shall occur and remain uncured, Pledgee shall have all remedies provided by law and, without limiting the generality of the foregoing or the remedies provided in any other section hereof, shall have the following remedies:

a.    The remedies of a secured party under applicable law;

b.    The right to exercise all voting rights incident to the Collateral as provided in Section 6 above;

c.    The right to receive all dividends and all other distributions of any kind on all or any of the Collateral; and

d.    The right to exercise any and all rights of collection, conversion or exchange, and any and all other rights, privileges, options or powers of Pledgor pertaining or relating to the Collateral (the Pledgor hereby irrevocably constituting and appointing Pledgee its proxy and attorney-in-fact with full power of substitution so to do), although Pledgee shall not have any duty to exercise any such rights, privileges, options or powers or to sell or to otherwise realize upon any of the Collateral, as hereinafter authorized, or to preserve the same, and Pledgee shall not be responsible for any failure to do so or delay in so doing.

10.    Release. Upon satisfaction of the full amount of all indebtedness and obligations under the Notes through payment in cash or conversion into shares of the Issuer’s Common Stock or some combination thereof, subject to the provisions of the Notes, Pledgee shall immediately return to Pledgor the Collateral.

11.    No Waiver. No waiver by the Pledgee of any default shall operate as a waiver of any other default or of the same default on a future occasion. No delay or omission on the part of the Pledgee in exercising any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Pledgee of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. Time is of the essence of this Agreement.

12.    Successors and Assigns. All rights of the Pledgee hereunder shall inure to the benefit of its successors and assigns, and all Obligations of the Pledgor shall bind the permitted successors and assigns of the Pledgor.

13.    Governing Law. This Agreement shall be governed by and construed and enforced in accor-dance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

14.    Severability. If any of the provisions of this Agreement shall contravene or be held invalid under the laws of any jurisdiction, the Agreement shall be construed as if not containing such provision and the remainder of this Agreement shall be construed and enforced accordingly.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

PLEDGOR:

SONG JINAN

/s/ Song Jinan

PLEDGEE:

POPE INVESTMENTS II LLC By: Pope Asset Management, LLC Its: Manager

By:	/s/ William P. Wells
Name:	William P. Wells
Title:	Manager